Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

Registration Statements on Form S-8:
•No. 333-222157 (relating to the Xcel Energy Inc. Nonqualified Deferred Compensation Plan)
•No. 333-185610 (relating to the Nuclear Management Company, LLC NMC Savings and Retirement Plan)
•No. 333-229949 (relating to the Xcel Energy 401(k) Savings Plan; and New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees; New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees; and Nuclear Management Company, LLC NMC Savings and Retirement Plan)
•No. 333-213382 (relating to the Xcel Energy 401(k) Savings Plan; New Century Energies, Inc. Employees’ Savings and Stock Ownership plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees; New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees)
•No. 333-115754 and 333-175189 (relating to Stock Equivalent Plan for Non-Employee Directors)
•No. 333-204325 (relating to the Xcel Energy Amended and Restated 2015 Omnibus Incentive Plan)

Registration Statements on Form S-3:
•No. 333-255446 (relating to senior debt securities, junior subordinated debt securities and common stock)
•No. 333-270068 (relating to the Xcel Energy Dividend Reinvestment and Stock Purchase Plan)
•No. 222-275228 (relating to common stock)

of our reports dated February 21, 2024, relating to the financial statements and financial statement schedules of Xcel Energy Inc. and subsidiaries, and the effectiveness of Xcel Energy Inc and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 21, 2024